Exhibit 10.6

FORM OF
[NON-QUALIFIED] [INCENTIVE] STOCK OPTION AGREEMENT
[Solera Holdings, LLC Letterhead]

            ,

[Participant]

Re:                                                                               Solera Holdings, LLC Grant of [Non-Qualified] [Incentive] Stock Option

Dear                :

Solera Holdings, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s 2007 Long-Term Equity Incentive Plan (the “Plan”), the Committee has granted to you an option (the “Option”) to acquire shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as set forth below (the “Option Shares”), subject to the terms and conditions set forth herein:

Number of Option Shares
Date of Grant
Exercise Price per Option Share
Vesting Dates of Option Shares

Expiration Date of All Option Shares

[The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.] [The Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code. If the Option does not qualify as such for any reason, then to the extent of such non-qualification, the Option shall be regarded as a non-qualified stock option.]

Each capitalized term not defined herein shall have the meaning set forth for such term in the Plan.

1.             Option.

(a)           Term. Subject to the terms and conditions set forth herein, the Company hereby grants to you (or such other persons as permitted by paragraph 6) an Option to purchase the Option Shares at the exercise price per Option Share set forth above in the introductory paragraph of this letter agreement (the “Exercise Price”), payable upon exercise as set forth in paragraph 1(b) below. The Option shall expire at the close of business on the date set forth above in the introductory paragraph of this letter agreement (the “Expiration Date”), which is the tenth anniversary of the date of grant set forth above in the introductory paragraph of this letter agreement (the “Grant Date”), subject to earlier expiration as provided in paragraph 2(c) below should you cease to be an employee, officer or director of the Company or a Subsidiary. The Exercise Price and the number and kind of shares of Common Stock or other property for which the Option may be exercised shall be subject to adjustment as provided in paragraph 10 below.

(b)           Payment of Option Price. Subject to paragraph 2 below, the Option may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the product of (i) the Exercise Price and (ii) the number of Option Shares to be acquired. Payment of the Option Price shall be made by one or more of the following means:

(i)            in cash (including check, bank draft, money order or wire transfer of immediately available funds);

(ii)           by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the Option Price;

(iii)          by simultaneous sale through a broker reasonably acceptable to the Committee of Option Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board;

(iv)          if and to the extent apprived in advance by the Committee, by authorizing the Company to withhold from issuance a number of Option Shares issuable upon exercise of the Option which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the Option Price; or

(v)           by any combination of the foregoing clauses (i) through (iii) and, if authorized by the Committee, clause (iv).

2.             Exercisability/Vesting and Expiration.

(a)           Normal Vesting. The Option granted hereunder may be exercised only to the extent it has become vested. The Option shall vest as indicated by the Vesting Dates of Option Shares set forth in the introductory paragraph of this letter agreement.

(b)           Normal Expiration. In no event shall any part of the Option be exercisable after the Expiration Date.

(c)           Effect on Vesting and Expiration of Employment Termination. Notwithstanding paragraphs 2(a) and (b) above, the special vesting and expiration rules set forth in the Plan shall apply if your employment or service with the Company or a Subsidiary terminates prior to the Option becoming fully vested and/or prior to the Expiration Date.

(d)           Forfeiture. If you exercise any portion of the Option and, within one year thereafter, either (i) are terminated as an employee of or service provider to the Company or a

Subsidiary for Cause or (ii) engage in Soliciation without having received written consent to do so from the Board or the Committee, then you may, in the discretion of the Committee, be required to pay the Company the gain represented by the difference between the aggregate selling price of the Shares acquired upon the Option’s exercise (or, if the Shares were not then sold, their aggregate Fair Market Value on the date of exercise) and the aggregate exercise price of the Option exercised (the “Option Gain”), without regard to any subsequent increase or decrease in the Fair Market Value of the Common Stock. In addition, the Company may, in its discretion, deduct from any payment of any kind otherwise due to you (including salary or bonus) an amount equal to the Option Gain.

3.             Procedure for Exercise. You may exercise all or any portion of the Option, to the extent it has vested and is outstanding, at any time and from time to time prior to the Expiration Date, by delivering written notice to the Company in the form attached hereto as Exhibit A, together with payment of the Option Price in accordance with the provisions of paragraph 1(b) above. The Option may not be exercised for a fraction of an Option Share.

4.             Withholding of Taxes.

(a)           Participant Election. Unless otherwise determined by the Committee, you may elect to deliver shares of Common Stock (or have the Company withhold Option Shares acquired upon exercise of the Option) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of the Option. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.

(b)           Company Requirement. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of Option Shares under this Agreement.

5.             Transferability of Option. Unless the Committee determines otherwise, you may transfer the Option granted hereunder only by will or the laws of descent and distribution or, if this Option is not an Incentive Stock Option, to any of your Family Members by gift or a qualified domestic relations order as defined by the Code; provided, that any such Family Membber shall agree to be and shall be bound by the terms of the Plan, and by the terms and provisions herein. Unless the context requires otherwise, references herein to you are deemed to include any permitted transferee under this paragraph 6. Unless the Committee determines otherwise, the Option may be exercised only by you; by your Family Member if such person has acquired the Option by gift or qualified domestic relations order; the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any guardian or legal representative only if permitted by the Code and any regulations thereunder.

6.             Conformity with Plan. The Option is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

7.             Rights of Participants. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate your employment or other performance of services at any time (with or without Cause), nor confer upon you any right to continue in the employ or as a director or officer of, or in the performance of other services for, the Company or a Subsidiary for any period of time, or to continue your present (or any other) rate of compensation or level of responsibility, and in the event of termination of employment or other performance of services (including, but not limited to, termination without Cause), any portion of the Option that was not previously vested and exercisable shall expire and be forfeited (other than, if the Committee so provides, Retirement). Nothing in this Agreement shall confer upon you any right to be selected again as a Plan participant.

8.             Certain Definition. For the purposes of this Agreement, the following term shall have the meaning set forth below:

“Option Shares” shall mean (i) all shares of Common Stock issued or issuable upon the exercise of the Option and (ii) all shares of Common Stock issued with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Stock.

9.             Amendment or Substitution of Option. The terms of the Option may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of the Option); provided that, except as otherwise provided in the Plan, no such amendment shall adversely affect in a material manner any of your rights under the award without your written consent.

10.           Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

11.           Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

12.           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13.           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

14.           Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

15.           Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

16.           Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to you at the address appearing on the signature page to this Agreement and to the Company at 6111 Bollinger Canyon Road, Suite 200, San Ramon, California 94583, Attn: Chief Financial Officer, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

17.           Entire Agreement. This Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your acquisition of the Option Shares.

*****

Signature Page to Stock Option Agreement

Please execute the extra copy of this Agreement in the space below and return it to the Company to confirm your understanding and acceptance of the agreements contained in this Agreement.

Very truly yours,

SOLERA HOLDINGS, INC.

By:
Name:
Title:

Enclosures:	1.	Extra copy of this Agreement Copy of the Plan

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of	OPTIONEE

Name:
Address (please print)

EXHIBIT A

Form of Letter to be Used to Exercise Nonqualified Stock Option

Date

Attention:

I wish to exercise the stock option granted on              and evidenced by a Stock Option Agreement dated as of             , to acquire              shares of Common Stock of             , at an option price of $_______ per share. In accordance with the provisions of paragraph 1 of the Stock Option Agreement, I wish to make payment of the exercise price (please check all that apply):

: ☐	in cash
: ☐	by delivery of shares of Common Stock held by me
: ☐	by simultaneous sale through a broker of Option Shares
: ☐	by authorizing the Company to withhold Option Shares (subject to authorization by the compensation committee of the board of directors of the Company)

Please issue a certificate for these shares in the following name:

Name

Address

Very truly yours,

Signature

Typed or Printed Name

Social Security Number